Filed Pursuant to Rule 424(b)(3)

Registration No. 333-238589

Prospectus

4,000,000 SHARES OF CLASS A COMMON STOCK (For Resale)

This prospectus covers up to 4,000,000 shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), issuable upon the exercise of Class I, Class II, Class III-A and Class III-B Warrants (collectively, the “Crackle Plus Warrants”), that may be offered for resale or otherwise disposed of by the selling stockholder set forth under the caption “selling stockholder” beginning on page 14 of this prospectus, including its pledgee, assignee, or successor-in-interest.

We will not receive any proceeds from the sale or other disposition of the Class A Common Stock by the selling stockholder, except that we will receive up to $41,328,000 in cash to the extent all of the Crackle Plus Warrants are exercised for cash. The selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933 (the “Securities Act”). Pursuant to the terms of a registration rights agreement we entered into with the selling stockholder, we will pay the expenses of registering the shares of Class A Common Stock for resale (including the selling stockholder’s legal fees), but all selling commissions and other similar expenses incurred by the selling stockholder will be paid by the selling stockholder.

Our Class A Common Stock is listed for trading on the Nasdaq Global Market under the symbol “CSSE” and our 9.75% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.0001 (“Series A Preferred Stock”), is listed for trading on the Nasdaq Global Market under the Symbol “CSSEP.” On May 28, 2020, the last reported sale prices of our Class A Common Stock and Series A Preferred Stock were $7.50 and $23.25, respectively.

In addition to our Class A Common Stock, we have outstanding Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”). Our Class B Common Stock is not publicly traded and is controlled and beneficially owned by our chief executive officer. Holders of shares of Class A Common Stock and Class B Common Stock have substantially identical rights, except that holders of shares of Class A Common Stock are entitled to one vote per share and holders of shares of Class B Common Stock are entitled to ten votes per share. Holders of shares of Class A Common Stock and Class B Common Stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law or our charter. Each share of Class B Common Stock may be converted into a share of Class A Common Stock at any time at the election of the holder.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and have elected to comply with certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 8 in this prospectus and elsewhere in any supplements for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 29, 2020

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”). This prospectus provides you with a general description of the securities that the selling stockholder may offer. It is important for you to read and consider all of the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement before making any decision whether to invest in our Class A Common Stock. This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document, as described in “Where You Can Find More Information” and “Information Incorporated by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We and the selling stockholder have not authorized anyone to provide you with different information and, if provided, such information or representations must not be relied upon as having been authorized by us or the selling stockholder. Neither this prospectus nor any prospectus supplement shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation.

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in any prospectus supplement or in the documents incorporated by reference herein or therein is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations, and prospects may have changed since that date.

CERTAIN CORPORATE INFORMATION AND DEFINITIONS

Chicken Soup for the Soul Entertainment Inc., is referred to in this prospectus as “CSSE,” the “Company,” or “we” or similar pronouns. References to:

•	“CSS Productions” means Chicken Soup for the Soul Productions, LLC, our immediate parent;

•	“CSS” means Chicken Soup for the Soul, LLC, our intermediate parent company;

•	“CSS Holdings” means Chicken Soup for the Soul Holdings, the parent company of CSS and our ultimate parent company;

•	“Screen Media” means Screen Media Ventures, LLC, a wholly owned subsidiary of CSSE;

•	“A Plus” means A Sharp Inc. (d/b/a Plus), a wholly owned subsidiary of CSSE;

•	“Pivotshare” means Pivotshare, Inc., a wholly owned subsidiary of CSSE.

•	“Crackle Plus” means Crackle Plus, LLC, a company formed by CSSE and CPE Holdings, Inc. (CPE Holdings, Inc. is an affiliate of Sony Pictures Television Inc. and, as of the date hereof, the holder of the Crackle Plus Warrants referred to in this prospectus); and

•	“Landmark Studio Group” means Landmark Studio Group LLC, a majority owned subsidiary of CSSE.

We and our subsidiaries and affiliates have proprietary rights to the trademarks and trade names used herein, including, among others, Chicken Soup for the Soul®, Crackle®, Popcornflix.com®, Popcornflix Kids®, Truli®, and FrightPix®. Solely as a matter of convenience, trademarks and trade names referred to herein may or may not be accompanied with the marks of “TM” or “®”, however, the absence of such marks is not intended to indicate that the Company or its affiliates or subsidiaries will not assert, to the fullest extent possible under applicable law, their respective rights to such trademarks and trade names.

PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated in this prospectus by reference. This summary does not contain all of the information you should consider before deciding to invest in our Class A Common Stock. You should carefully read this entire prospectus and any applicable prospectus supplement, including each of the documents incorporated herein or therein by reference, before making an investment decision. Investors should carefully consider the information set forth under the caption “Risk Factors” below and appearing elsewhere in this prospectus, including the information set forth under the caption “Risk Factors” and appearing elsewhere in documents incorporated by reference herein and in any applicable prospectus supplement.

Overview

Chicken Soup for the Soul Entertainment Inc. operates streaming video-on-demand networks (“VOD”). The Company owns a majority stake in Crackle Plus, a company formed with Sony Pictures Television (“SPT”), which owns and operates a variety of ad-supported and subscription-based VOD networks including Crackle®, Popcornflix, Popcornflix Kids®, Truli®, Pivotshare, Españolflix and FrightPix®. The Company also acquires and distributes video content through its Screen Media subsidiary and produces long and short-form original content through subsidiaries and outside partnerships. The content acquired or produced by the Company is sometimes used exclusively on our networks and is generally also sold to others with the goal of providing our networks access to original and exclusive advertising-supported online video-on-demand (“AVOD”) content at a lower cost and to generate additional revenue and operating cash flow for the Company.

Our majority-owned Crackle Plus subsidiary was formed in partnership with SPT in May 2019. Crackle Plus is one of the largest, independent AVOD network groups in the United States, with viewers streaming an average of approximately 30 million programs per month. The popular network, Crackle®, is the largest Crackle Plus network and a top performer on the industry-leading Roku platform. Our VOD networks deliver popular and original new content covering a wide range of themes, including family, kids and faith, as well as proven genres, such as horror and comedy.  We are differentiated among other VOD network operators by our ability to generate original content cost-effectively and by our access to more than 49,000 hours of programming.  Our Screen Media subsidiary has one of the largest independently owned television and film libraries in the industry and provides content to the Crackle Plus networks and third-party networks. Our VOD networks also feature original content produced through our subsidiaries, Landmark Studio Group and A Plus. Our exclusive, perpetual, sublicensable and worldwide license, to create and distribute video content under the Chicken Soup for the Soul® brand (the “Brand”) also allows us to create new Brand-focused AVOD channels, which we expect to do in the future.

We believe CSSE is the only independent AVOD network operator with the proven capability to create and distribute original programming and access to an extensive amount of valuable company-owned and third-party library content.  We believe this differentiation is important at a time of a major shift in consumer viewing habits, as the growth in both availability and quality of high-speed broadband enables consumers to consume video content at any time on any device.

According to industry projections, the global market for AVOD network revenue is expected to increase at a compound annual growth rate of 21% between 2018 and 2024, reaching $56 billion by the end of the period.  At the same time, advertising spending on linear television networks is expected to decline as more viewers transition from pay television subscriptions to online video viewing.  We believe AVOD networks will grow rapidly as consumers seek affordable programming alternatives to multiple subscription video-on-demand (“SVOD”) offerings.

In this environment, our strategy is to build a leading VOD network featuring a range of mass-appeal and thematic programming options.  We are executing on this strategy in three ways:

•	Increase content. Our “originals and exclusives” focus, supported by our distribution and production business, is designed to distinguish our network brands among viewers. We are able to add to our existing broad base of content without the significant capital outlay of a traditional television or film studio by producing new originals at low cost through creative partnerships, such as our award-winning 2019 series Going from Broke. Through Screen Media, we are also acquiring the rights to additional exclusive content. Finally, we are expanding our production capacity through partnerships, the formation of our majority owned subsidiary Landmark Studio Group and acquiring additional content libraries, such as our recent acquisition of the Foresight Unlimited film library.

•	Grow and retain audience while adding new networks. Our goal is to utilize our increasing, exclusive access to quality programming to grow and retain viewers on our existing networks. As we grow our content libraries, we are also continuously evaluating opportunities to create new thematic networks that feature certain genres and other types of programming that can deliver more targeted advertising opportunities to marketers such as a Chicken Soup for the Soul network for families. Finally, we are also actively evaluating opportunities to acquire additional AVOD networks that can accelerate our path to scale.

•	Build our advertising sales capability. As we grow our stable of networks, we are investing in integration of advertising platform technology stacks and the growth of our sales force. As our advertising sales capability matures, we believe we will be positioned to increase both overall advertising sales and ad insertion rates.

Business Strategy

We are a media company operating Crackle Plus, our AVOD and SVOD networks group, supported by our distribution and production capabilities. Our goal is to grow our network platform organically and through consolidation to establish a leading AVOD business positioned to capture ad revenue as that revenue increasingly moves from linear TV to online video.

Our three main areas of operation for 2019 were:

Online VOD Networks. In this operations area, we distribute and exhibit VOD content directly to consumers across all digital platforms, such as connected TVs, smartphones, tablets, gaming consoles and the web through our owned and operated AVOD Crackle Plus networks. We also distribute our own and third-party owned content to consumers across various digital platforms through our SVOD network, Pivotshare.

Our acquisition of Screen Media in 2017 marked our entry into the direct-to-consumer online VOD market through Popcornflix, which has an extensive footprint with apps that have been downloaded more than 27 million times.

Popcornflix is one of the largest AVOD services. Under the Popcornflix brand, we operate a series of direct-to consumer advertising supported channels. As a “free-to-consumer” digital streaming channel, Popcornflix is an extremely popular online video platform that can be found on the web, iPhones and iPads, Android products, Roku, Xbox, Amazon Fire, Apple TV, Chromecast and Samsung and Panasonic internet connected televisions, among others. Popcornflix is currently available in 61 countries, including the United States, United Kingdom, Canada, Australia, Germany, France, and Singapore, with additional territories to be added.

In October 2018, we completed the acquisition of the assets of Truli Media Corp., which operates a nascent global family-friendly and faith-based online video channel (“Truli”). Truli’s content fits strategically in our thematic network plans and includes film, television, music videos, sports, comedy, and educational material.

In May 2019, we launched a new streaming video subsidiary known as Crackle Plus, through which we operate VOD networks including, Crackle and Popcornflix. Viewers are able to watch premium video content, such as films and TV shows on our networks. The networks are accessible through various internet connected digital devices such as mobile, tablet, smart TV and console. The networks primarily earn revenue from advertisements placed on the platform through direct and reseller channels. Our entry into subscription-based VOD was initiated by our acquisition of the Pivotshare VOD platform in August 2018. All of our VOD acquisitions are currently in our Crackle Plus subsidiary.  As a result, Crackle Plus, is one of the largest AVOD companies in the United States as well as a targeted SVOD network provider.  Within Crackle Plus we have been primarily focused on growing our AVOD networks and may turn more attention to our SVOD opportunities in the future.

Television and Film Distribution. In this operations area, we distribute movies and television series worldwide, through our Screen Media subsidiary, to consumers through license agreements across all media, including theatrical, home video, pay-per-view, free, cable, pay television, VOD, mobile and new digital media platforms worldwide. We own the copyright or long-term distribution rights to over 1,000 television series and feature films, representing one of the largest independently owned libraries of filmed entertainment in the world.

We have distribution licensing agreements with numerous VOD services across all major platforms, such as cable and satellite VOD and Internet VOD, which includes TVOD for rentals or purchases of films, AVOD for free-to-viewer streaming of films supported by advertisements and SVOD for unlimited access to films for a monthly fee.

Our cable and satellite VOD distribution agreements include those with DirecTV, Cablevision (Altice USA), Verizon and In Demand (owned by Comcast, Charter and Time Warner Cable). Our Internet VOD distribution agreements include those with Amazon, iTunes, Samsung, YouTube, Hulu, Xbox, Netflix, Sony, and Vudu, among others.

We have expanded our international distribution capabilities in connection with the acquisition of the Foresight library. We have also expanded our international digital distribution through agreements with iTunes, Sony PlayStation, Xbox, among others.

Screen Media’s distribution capabilities across all media give us the ability to monetize various rights to our produced and co-produced television series and films directly, including our content that will be produced through Landmark Studio Group. The cost savings from Screen Media’s distribution capabilities enhance our revenue and profits from our produced or co-produced content. Furthermore, Screen Media supports the programming and content needs of our AVOD networks. The ability to monetize film and TV rights through Screen Media gives us the ability to retain exclusive AVOD rights for some of our acquired or produced films or television series on a cost advantaged basis.

Television and Short-Form Video Production. In this operations area, we produce content in two main ways. We work with sponsors and use highly regarded independent producers to develop and produce our television and short-form video content, including Brand-related content. We also derive revenue from our subsidiary A Plus, which develops and distributes high-quality, empathetic short-form videos to millions of people worldwide. A Plus enhances our ability to distribute short form versions of our video productions thereby meeting commitments to sponsors and providing us with content developed and distributed by A Plus that is complementary to the Brand.

We utilize the Chicken Soup for the Soul brand, together with our management’s industry experience and expertise, to generate revenue through the production and distribution of video content with sponsors.  Since we seek to secure both the committed funding and production capabilities for our video content prior to moving forward with a project, we have high visibility into the profitability of a particular project before committing to proceed with such project. In addition, we take limited financial risk on developing our projects.

As a result of launching Crackle Plus we decided to change our approach to content production, focusing primarily on co-production partnerships in order to build our AVOD networks, through Crackle Plus, and our worldwide distribution capabilities through Screen Media. By focusing this way, we believe that we will be able to grow our business more rapidly by entering into production agreements with a variety of production partners. In October 2019, we launched Landmark Studio Group (“Landmark”), our first production co-venture subsidiary. Landmark is a fully integrated entertainment company focused on ownership, development, and production of quality entertainment franchises.

Landmark develops, produces, distributes and owns all the intellectual property (IP) it creates, building a valuable library. The studio is independent, with the ability to sell its content to any network or platform, while also developing and producing original content for Crackle Plus. Landmark controls all worldwide rights and distributes those rights exclusively through Screen Media.

We plan to enter into other similar co-production arrangements going forward. We will only occasionally produce programming internally. As a result, beginning with our quarterly report on Form 10-Q for the quarter ended March 31, 2020, we have combined the activity of this area with our distribution area.

Competition

We are in a highly competitive business.  The market for streaming entertainment is rapidly changing. We face competition from companies within the entertainment business and from alternative forms of leisure entertainment, such as travel, sporting events, outdoor recreation, video games, the internet and other cultural and computer-related activities. We compete for viewers and programming with much larger companies which have significant resources and brand recognition, including dominant video on demand providers such as Netflix, HBO GO, Hulu, Amazon Prime Video, Disney Plus, Fubo TV, Sling TV, and major film and television studios.  We also compete with numerous independent motion picture and television distribution and production companies, television networks, pay television systems and online media platforms for viewers, subscribers, and the services of performing artists, producers and other creative and technical personnel and production financing, all of which are essential to the success of our businesses.

In addition, our video content competes for media outlet and audience acceptance with video content produced and distributed by other companies. As a result, the success of any of our video content is dependent not only on the quality and acceptance of a particular production, but also on the quality and acceptance of other competing video content available in the marketplace at or near the same time.

Given such competition, and our stage of development, we emphasize a lower cost structure, risk mitigation, reliance on financial partnerships and innovative financial strategies. We rely on our flexibility and agility as well as the entrepreneurial spirit of our employees, partners and affiliates, in order to provide creative, desirable video content.

Intellectual Property

We are party to the CSS License Agreement through which we have been granted the perpetual, exclusive, worldwide license by CSS to produce and distribute video content using the brand and related content, such as stories published in the Chicken Soup for the Soul books. Chicken Soup for the Soul and related names are trademarks owned by CSS. We have the proprietary rights (including copyrights) in all company-produced content. As a result of the acquisitions of Screen Media, Pivotshare, Crackle, and other smaller libraries and companies we now own copyrights or global long-term distribution rights to approximately 49,000 hours of content.

We rely on a combination of copyright, trademark, trade secret laws, confidentiality procedures, contractual provisions and other similar measures to protect our proprietary information and intellectual property rights. Our ability to protect and enforce our intellectual property rights is subject to certain risks and from time to time we encounter disputes over rights and obligations concerning intellectual property, which are described more fully in the section titled “Risk Factors.”

Employees

As of March 31, 2020, we had 89 direct employees. The services of certain personnel, including our chairman and chief executive officer, vice chairman and chief strategy officer, our senior brand advisor and director, and chief financial officer, among others, are provided to us under a management services agreement between the Company and CSS. We also utilize many consultants in the ordinary course of our business and hire additional personnel on a project-by-project basis. We believe that our employee and labor relations are good, and we are committed to inclusion and strict policies and procedures to maintain a safe work environment.

Corporate Information

We are a Delaware corporation formed on May 4, 2016. CSS Productions, our predecessor and immediate parent company, was formed in December 2014 by CSS, and initiated operations in January 2015. We were formed to create a discrete entity focused on video content opportunities using the Brand. In May 2016, pursuant to the terms of the contribution agreement among CSS, CSS Productions and the Company, all video content assets owned by CSS, CSS Productions and their CSS subsidiaries were transferred to the Company in consideration for its issuance to CSS Productions of 8,600,568 shares of the Company’s Class B Common Stock. Thereafter, CSS Productions’ operating activities ceased, and the Company continued the business operations of producing and distributing the video content.

Our address is 132 East Putnam Avenue, Floor 2W, Cos Cob, CT 06807. Our telephone number is (855) 398-0443, and our website address is https://www.cssentertainment.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As long as we are an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to:

•	Not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

•	Not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditors’ report providing additional information about the audit and the financial statements;

•	Reduced disclosure obligations regarding executive compensation; and

•	Exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may remain an “emerging growth company” until as late as December 31, 2022, the fiscal year-end following the fifth anniversary of the completion of our initial public offering, though we may cease to be an emerging growth company earlier under certain circumstances, including if (a) we have more than $1 billion in annual gross revenue in any fiscal year, (b) the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 or (c) we issue more than $1 billion of non-convertible debt over a three-year period.

Securities the Selling Stockholder may Offer

The selling stockholder may sell, in one or more offerings pursuant to the registration statement of which this prospectus forms a part, up to an aggregate of 4,000,000 shares of our Class A Common Stock underlying warrants issued to the selling stockholder in connection with the formation of Crackle Plus. As partial consideration for assets contributed by the selling stockholder or its affiliates to Crackle Plus, the selling stockholder received warrants to purchase (a) 800,000 shares of Class A Common Stock at an exercise price of $8.13 per share (“Class I Warrants”), (b) 1,200,000 shares of Class A Common Stock at an exercise price of $9.67 per share (“Class II Warrants”), (c) 380,000 shares of Class A Common Stock at an exercise price of $11.61 per share (“Class III-A Warrants”), and (d) 1,620,000 shares of Class A Common Stock at an exercise price of $11.61 per share (“Class III-B Warrants”), which we collectively refer to as the “Crackle Plus Warrants”. We are registering the resale of the Class A Common Stock underlying the Crackle Plus Warrants issued to the selling stockholder as required by the terms of the registration rights agreement between us and the selling stockholder in order to permit the selling stockholder to offer the shares for resale from time to time. All of the Crackle Plus Warrants expire on May 14, 2024 and are exercisable at any time and from time to time upon the election of the selling stockholder during such term.

RISK FACTORS

Any investment in our securities involves a high degree of risk. Potential investors are urged to read and consider the risks and uncertainties relating to an investment in the Company set forth under “Risk Factors” in the prospectus supplement relating to a particular offering, together with all of the other information contained or incorporated by reference in the prospectus supplement or contained or incorporated by reference in this prospectus. Potential investors also should read and consider the risks and uncertainties discussed under the item “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2019, our quarterly report on Form 10-Q for the quarter ended March 31, 2020, and our subsequent quarterly reports on Form 10-Q and annual reports on Form 10-K, all of which are incorporated herein by reference, and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business and results of operations. If any of these risks actually occur, our business, financial condition or results of operations could be seriously harmed. In that event, the market price for our common stock could decline and you may lose all or part of your investment.

Risks Relating to COVID-19

Our business, results of operations, and financial condition may be impacted by the recent coronavirus (COVID-19) outbreak.

The global spread of the coronavirus (COVID-19) and the various attempts to contain it have created significant volatility, uncertainty and economic disruption. In response to government mandates, health care advisories and otherwise responding to employee and vendor concerns, we have altered certain aspects of our operations. Our workforce has had to spend a significant amount of time working from home, which impacts productivity and our ability to exercise proper internal controls in our operations. All of our productions are paused, as are productions of third-parties who supply us with content. Other partners have similarly had their operations altered or temporarily suspended, including those partners that we use for our operations as well as development, production and post-production of content. To the extent the resulting economic disruption is severe, we could see some vendors go out of business, resulting in supply constraints and increased costs or delays to our productions. Such production pauses may cause us temporarily to have less new content available on our services in subsequent quarters, which could negatively impact consumer demand for and user retention to our service. Temporary production pauses or permanent shutdowns in production could result in content asset impairments or other charges and will change the timing and amount of cash outflows associated with production activity.

The full extent to which the COVID-19 pandemic and the various responses to it impacts our business, operations and financial results will depend on numerous evolving factors that we may not be able to accurately predict, including: the duration and scope of the pandemic; governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic; the availability and cost to access the capital markets; the effect on our customers and customer demand for our services; disruptions or restrictions on our employees’ ability to work and travel; interruptions or restrictions related to the provision of streaming services over the internet, including impacts on content delivery networks and streaming quality; and any stoppages, disruptions or increased costs associated with our development, production, post-production, marketing and distribution of original programming. Furthermore, given increased government expenditures associated with their COVID-19 response, we could see increased government obligations which could negatively impact our results of operations. If we need to access the capital markets, there can be no assurance that financing may be available on attractive terms, if at all. We will continue to actively monitor the issues raised by the COVID-19 pandemic and may take further actions that alter our business operations, including content production, as may be required by federal, state, local or foreign authorities, or that we determine are in the best interests of our employees, customers, partners and stockholders. It is not clear what the potential effects any such alterations or modifications may have on our business, including the effects on our customers, suppliers or vendors, or on our financial results.

The COVID-19 pandemic has also led to an increase in our user additions relative to our quarterly forecast and historic trends. These results, as well as those of other metrics such as revenues, operating margins, net income and other financial and operating data, may not be indicative of results for future periods. Our increase in user additions may reflect the acceleration of growth that we would have seen in subsequent periods, and user growth may slow or reverse, due to slower acquisition and/or higher cancellations, as government and other restrictions are relaxed. In addition to the potential direct impacts to our business, the global economy is likely to be significantly weakened as a result of the actions taken in response to COVID-19. To the extent that such a weakened global economy impacts advertisers’ ability or willingness to pay for advertisements on our service or vendors’ ability to provide services to us, we could see our business and results of operation negatively impacted. In addition, a weakened global economy could impact our ability to collect our outstanding accounts receivable which would have a negative impact on our results of operations.

Risks Relating to the Offering by the Selling Stockholder

A substantial number of shares of our Class A Common Stock may be issued upon exercise of the Crackle Plus Warrants, which could adversely affect the price of our Class A Common Stock.

The Class I Warrants are exercisable for up to 800,000 shares of our Class A Common Stock at an exercise price of $8.13 per share; the Class II Warrants are exercisable for up to 1,200,000 shares of our Class A Common Stock at an exercise price of $9.67 per share; the Class III-A Warrants are exercisable for up to 380,000 shares of our Class A Common Stock at an exercise price of $11.61 per share; and the Class III-B Warrants are exercisable for up to 1,620,000 shares of our Class A Common Stock at an exercise price of $11.61 per share. If all of such warrants are exercised for cash, we will be required to issue an aggregate of 4,000,000 shares of Class A Common Stock, or approximately 95% of our Class A Common Stock outstanding as of May 14, 2020. The selling stockholder will likely exercise the warrants only at a time when it is economically beneficial to do so. Accordingly, the exercise of these warrants may significantly dilute our other equity holders and may adversely affect the market price of the Class A Common Stock.

Sales of substantial amounts of our Class A Common Stock by the selling stockholder, or the perception that these sales could occur, could adversely affect the price of our Class A Common Stock.

The sale by the selling stockholder of a significant number of shares of Class A Common Stock, or the perception in the public markets that the selling stockholder may sell all or a portion of the Class A Common Stock underlying the Crackle Plus Warrants as a result of the registration of such shares hereunder, could have a material adverse effect on the market price of our Class A Common Stock.

NOTE ON FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus and in the documents incorporated by reference in this prospectus that are not purely historical are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus and in the documents incorporated by reference in this prospectus may include, for example, statements about our:

•	core strategy;

•	operating income and margin;

•	seasonality;

•	liquidity, including cash flows from operations, available funds and access to financing sources;

•	free cash flows;

•	revenues;

•	net income;

•	profitability;

•	inability to pay dividends if we fall out of compliance with our loan covenants in the future and then are prohibited by our bank lender from paying dividends;

•	user growth and the ability of our content offerings to achieve market acceptance;

•	partnerships;

•	user viewing patterns;

•	success in retaining or recruiting, or changes required in, our officers, key employees or directors;

•	potential ability to obtain additional financing when and if needed, including use of the debt markets;

•	ability to protect our intellectual property;

•	ability to complete strategic acquisitions;

•	ability to manage growth and integrate acquired operations;

•	stock price volatility, potential liquidity and trading of our securities;

•	future regulatory changes;

•	pricing changes;

•	actions by competitors;

•	content and marketing investments, including investments in original programming;

•	downward revisions to, or withdrawals of, our credit ratings by third-party rating agencies;

•	estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and

•	the time during which we will be an Emerging Growth Company (“EGC”) under the Jumpstart Our Business Startups Act of 2012, or JOBS Act.

The forward-looking statements contained in this prospectus and in the documents incorporated by reference in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors incorporated by reference or described in “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

BACKGROUND OF THE ISSUANCE OF SECURITIES TO THE SELLING STOCKHOLDER

On May 14, 2019 we consummated the creation of Crackle Plus, our joint venture with Sony Pictures Television (“SPT”), as contemplated by that certain contribution agreement dated as of March 27, 2019 (the “Contribution Agreement”) by and among the Company, Crackle Plus, CPE Holdings, Inc., a Delaware corporation and affiliate of SPT (“CPEH”), and Crackle, Inc., a Delaware corporation and wholly owned subsidiary of CPEH. The Contribution Agreement provided, among other things, for the contribution by CPEH and its affiliates of certain assets of their Crackle branded advertising-based video on demand streaming business and for the contribution by the Company of certain assets of their advertising-based and subscription-based video on-demand business to Crackle Plus.

Pursuant to the Contribution Agreement, we issued to CPEH equity in Crackle Plus and the Crackle Plus Warrants. All of the Crackle Plus Warrants issued to CPEH have a five year term commencing May 14, 2019. Pursuant to a registration rights agreement entered into in connection with the Contribution Agreement, CPEH was also granted registration rights with respect to the shares of Class A Common Stock underlying the Crackle Plus Warrants. The registration statement of which this prospectus forms a part is being filed by the Company pursuant to its obligations under such registration rights agreement.

USE OF PROCEEDS

Up to 4,000,000 shares of Class A Common Stock may be sold or otherwise disposed of for the account of the selling stockholder or its pledgees, assignees, or successors-in-interest. We will not receive any of the proceeds from the sale or other disposition of the Class A Common Stock by the selling stockholder. However, we will receive up to $41,328,000 in cash to the extent all of the Crackle Plus Warrants are exercised by the selling stockholder for cash. We will use any such proceeds for working capital and other general corporate purposes including mergers and acquisitions, debt repayments, dividends, and share repurchases.

SELLING STOCKHOLDER

When we refer to the “selling stockholder” in this prospectus we mean the entity listed in the table below, and the pledgees, assignees, donees, permitted transferees, successors, and others who later come to hold any of the selling stockholder’s Class A Common Stock being offered by this prospectus.

This prospectus covers an aggregate of up to 4,000,000 shares of our Class A Common Stock that may be sold or otherwise disposed of by the selling stockholder, which consists of (i) 800,000 shares of Class A Common Stock issuable upon exercise of the Class I Warrants, (ii) 1,200,000 shares of Class A Common Stock issuable upon exercise of the Class II Warrants, (iii) 380,000 shares of Class A Common Stock issuable upon exercise of the Class III-A Warrants, and (iv) 1,620,000 shares of Class A Common Stock issuable upon exercise of the Class III-B Warrants. The Crackle Plus Warrants are described in “Description of Capital Stock – Warrants” below.

Because the Crackle Plus Warrants permit cashless exercise, the number of shares that ultimately will be issuable upon any exercise thereof may be less than the number of shares being offered by this prospectus. The selling stockholder may sell all, some or none of its shares in this offering. The selling stockholder also may sell, transfer or otherwise dispose of some or all of its shares in transactions exempt from, or not subject to the registration requirements of, the Securities Act. See “Plan of Distribution.”

The table below has been prepared based solely on information supplied to us by the selling stockholder, or included in statements on Schedule 13D or 13G or other public documents filed by the selling stockholder with the SEC, and assumes the sale of all the shares offered hereby. Other than as described in the footnotes below, the selling stockholder has not had, within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates other than as a holder of our securities, or are broker-dealers or affiliates of a broker-dealer. Information concerning the selling stockholder may change from time to time and, if necessary and required, we will amend or supplement this prospectus accordingly.

	Before Offering (1)			After Offering (1)
Selling Stockholder	Shares of Class A Common Stock Beneficially Owned Prior to the Offering	Shares of Class A Common Stock Being Registered	Percent	Shares of Class A Common Stock Beneficially Owned After the Offering	Percent
CPE Holdings, Inc.(2)	4,000,000	4,000,000	48.82%	0	0%

(1)	Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and generally includes shares over which the selling stockholder has voting or dispositive power, including any shares that the selling stockholder has the right to acquire within 60 days of the date hereof. The percentage of ownership both before and after the offering is calculated based on 4,193,490 shares of Class A Common Stock outstanding on May 14, 2020 and includes the shares underlying the Crackle Plus Warrants, as such warrants are exercisable within 60 days. The percentage ownership of Class A Common Stock does not reflect shares of Class B Common Stock nor the percentage of total voting power that the Class A Common Stock bears to the total outstanding common stock of the Company.

(2)	The Company and CPE Holdings, Inc. (“CPEH”) are members of the joint venture entity Crackle Plus, LLC, created pursuant to the Contribution Agreement between the Company and CPEH. Pursuant to the Contribution Agreement, Crackle Plus, LLC issued CPEH 37,000 preferred units and 1,000 common units of Crackle Plus. From May 14, 2020 until November 14, 2020, CPEH will have the right to either convert its preferred units into common units of Crackle Plus or require us to purchase all of its interest in Crackle Plus. See the Section titled Background of the Issuance of Warrants to the Selling Stockholder for more information regarding the Contribution Agreement between us and CPEH.

PLAN OF DISTRIBUTION

We are registering for resale 4,000,000 shares of Class A Common Stock underlying the Crackle Plus Warrants held by the selling stockholder and any of its pledgees, assignees and successors-in-interest.

The selling stockholder and its pledgees, assignees, and successors-in-interest may, from time to time, sell any or all of its securities covered hereby on the Nasdaq Global Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits subscribers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholder may also sell securities short and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.

The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

Pursuant to a registration rights agreement we previously entered into with the selling stockholder, we are required to pay certain fees and expenses incurred by us and the selling stockholder incident to the registration of the securities. We have also agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act pursuant to the terms of such registration rights agreement.

We have agreed to keep the registration statement, which this prospectus forms a part, effective until all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other valid securities law exemption. Unless the shares of our Class A Common Stock registered pursuant to the registration statement of which this prospectus forms a part are sold pursuant to this prospectus, Rule 144 under the Securities Act or another federal securities law exemption, the securities covered by this prospectus will be sold only (a) through registered or licensed brokers or dealers if required under applicable state securities laws and (b) otherwise in compliance with all applicable state securities laws.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares of our Class A Common Stock offered pursuant to this prospectus may not simultaneously engage in market making activities with respect to the Class A Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Class A Common Stock offered pursuant to this prospectus by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder and have informed the selling stockholder of the need to deliver a copy of this prospectus to each subscriber of shares offered pursuant to this prospectus at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities offered will be passed on for us by our counsel, Graubard Miller, New York, New York.

EXPERTS

The consolidated financial statements of Chicken Soup for the Soul Entertainment Inc. and subsidiaries as of December 31, 2019 and 2018, and for the years ended December 31, 2019 and 2018, are incorporated herein by reference to the Annual Report on Form 10-K for the year ended December 31, 2019, in reliance upon the report of Rosenfield and Company, PLLC, independent registered public accounting firm, which is also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audited historical financial statements of Crackle U.S. (a business of Sony Pictures Entertainment) included in Exhibit 99.1 to the Chicken Soup for the Soul Entertainment, Inc.’s Current Report on Form 8-K/A dated July 30, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the resale of the Class A Common Stock offered hereby. The registration statement, including the attached exhibits, contains additional relevant information about us and our Class A Common Stock. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement from the SEC at the web address listed above.

The registration statement and our SEC filings, including the documents referred to below under “Information Incorporated by Reference,” are also available on our website, www.cssentertainment.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below, all filings we make under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, and all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after effectiveness of such registration statement and prior to the sale of all of the shares offered hereby:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on March 30, 2020;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 14, 2020;

•	our current reports on Form 8-K or 8-K/A, as applicable, filed with the SEC on each of May 15, 2019, July 30, 2019, February 14, 2020, February 27, 2020, March 12, 2020, March 20, 2020, April 1, 2020, April 17, 2020, and May 15, 2020;

•	our proxy statement on Schedule 14A filed with the SEC on April 29, 2020;

•	our information statement on Schedule 14C filed with the SEC on October 15, 2019; and

•	our registration statement on Form 8-A effective on August 17, 2017, registering our Class A Common Stock under Section 12(b) of the Exchange Act.

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Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC will automatically update and supersede the information contained in this prospectus. Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rule.

We will provide you with a copy of any or all of the information that has been incorporated by reference in this prospectus, without charge, upon written or oral request directed to Chicken Soup for the Soul Entertainment, Inc. 132 E. Putnam Ave., Floor 2W, Cos Cob, Connecticut 06807, telephone number (855) 398-0443. You may also access the documents incorporated by reference as described under “Where You Can Find More Information.”

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